Exhibit 99.1

Anzu Special Acquisition Corp I Announces Forward Purchase Agreements of Up to $120 million and further $120 million right of first offer on potential private placement

December 7, 2021

TAMPA – Anzu Special Acquisition Corp I (the “Company” or “ANZU”), today announced the signing of forward purchase agreements with certain institutional investors, anchored by Arena Capital Advisors, LLC and Fir Tree Partners, for up to $120 million in investment in conjunction with a potential business combination, including up to $80 million of convertible notes and up to $40 million of the Company’s Class A common stock. Purchasers of the Company’s Class A common stock also would receive from the Company’s sponsor a fraction of a warrant at no consideration, with each whole warrant exercisable to purchase one share of the Company’s Class A common stock.

In addition, under the forward purchase agreements, the forward purchasers have a right of first offer on up to $120 million of the Company’s equity securities if the Company determines to raise capital by the private placement of equity securities in connection with its initial business combination.

The closing under the forward purchase agreements will occur immediately prior the closing of the Company’s initial business combination and is subject to certain conditions, including the approval of the forward purchasers’ respective investment committees to purchase the securities. For additional information regarding the forward purchase agreements, see the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

The issuance of the securities under the forward purchase agreements will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Anzu Special Acquisition Corp I

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on high-quality businesses with transformative technologies for industrial applications.

Additional information on Anzu Special Acquisition Corp I is available at https://anzuspac.com/.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the issuance of the securities under the forward purchase agreements and the amount of proceeds therefrom and the Company’s initial business combination. No assurance can be given that the issuance of the securities under the forward purchase agreements described above will be completed on the terms described, or at all. The Company has not entered into any definitive agreements with respect to a potential business combination and can provide no assurances regarding the timing of entering into such agreements or the closing of any business combination or that the forward purchasers will ultimately decide to invest therein. Forward-looking statements are subject to numerous risks, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus for its initial public offering, which was filed with the SEC on March 3, 2021. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.